Macy’s, Inc. Appoints Marie Chandoha and Jill Granoff to Board of Directors

Appointments Enhance Board’s Expertise Across Retail, Merchandising, Capital Markets and Investing

NEW YORK—March 30, 2022— Macy’s, Inc. (NYSE: M) today announced the appointment of Marie Chandoha, former president and chief executive officer of Charles Schwab Investment Management, and Jill Granoff, managing partner of Eurazeo and chief executive officer of Eurazeo’s Brands division, to its board of directors, effective April 1, 2022.

Chandoha brings more than 35 years in financial services and investment management spaces. Most recently, she led Charles Schwab Investment Management’s product and digital transformation, building a high-performing organization and doubling the firm’s assets under management. Earlier in her distinguished career, Chandoha served in executive roles at major global financial institutions including BlackRock, Barclays, Wells Fargo, Goldman Sachs and Credit Suisse.

Granoff brings 30 years of deep leadership experience building and growing consumer-driven companies with expertise as a strategist and brand builder in the retail, beauty and fashion industries. In her roles at Eurazeo, she is responsible for leading investment activities and overseeing the performance of the firm’s Brands portfolio globally. Granoff has also served in executive roles across retail at leading companies including Vince, Kenneth Cole, Liz Claiborne, Victoria’s Secret and Estée Lauder.

“Both Marie and Jill are highly respected future-oriented leaders with proven track records as operators and innovators who bring strong and relevant expertise to reinforce the ongoing execution of our Polaris growth strategy. Marie’s deep financial services and capital markets experience and Jill’s unique ability to recognize and position companies to meet evolving consumer needs will enable them to immediately add value to our board,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “We look forward to their insights and expertise as Macy’s, Inc. continues to deliver a differentiated shopping experience for our customers and drive growth and value for shareholders.”

Paul Varga, Macy’s, Inc. lead independent director, said: “Our ongoing effort to enhance the expertise and diversity of our board is a key pillar of our board’s commitment to support the company’s long-term strategic plan and drive sustainable and profitable growth. Marie and Jill’s appointments underscore this commitment, and we are thrilled to welcome them to the Macy’s, Inc. board.”

“Macy’s, Inc. is an iconic brand recognized around the world, and I look forward to applying my industry knowledge and omnichannel operating expertise to help the company build on its strong progress and positive momentum,” said Granoff.

“Strong capital investment and discipline are core to Macy’s, Inc.’s Polaris strategy, and I am eager to work with the board to help position the company for continued success in today’s competitive and rapidly changing environment,” said Chandoha.

With the addition of Chandoha and Granoff, the Macy’s, Inc. board will comprise 14 members.

About Marie Chandoha

Chandoha, 60, previously served as president and CEO of Charles Schwab Investment Management, Inc., the investment management subsidiary of Charles Schwab Corporation, from 2010 until her retirement in 2019. Prior to that, Chandoha served as Global Head of Fixed Income Business at Barclay’s Global Investors, leading the global bond business comprising index, institutional active, ETF, and alternatives products, until its sale to BlackRock in 2009. She then remained at BlackRock until 2019 as Managing Director and Global Head of Fixed Income Portfolio Management. Chandoha also served as Co-Head and Senior Portfolio Manager of the Montgomery Fixed Income Division of Wells Fargo. Before entering asset management, Chandoha held other roles in financial services, including leading the global fixed income and economics research team at Credit Suisse and as a senior bond strategist at Goldman Sachs. She currently serves as a director at State Street, where she serves on the Examining and Audit and Technology and Operations Committees. Chandoha is also vice chair of the California chapter of the Nature Conservancy and previously served as member of the Board of Governors and Executive Committee of the Investment Company Institute. She received a B.A. degree in economics from Harvard University.

About Jill Granoff

Granoff, 59, serves as managing partner of Eurazeo, a leading global investment group with a diversified portfolio of $34 billion in assets under management, and the chief executive officer of Eurazeo’s Brands division. She is responsible for leading investment activities and overseeing the performance of the firm’s Brands portfolio globally. Prior to Eurazeo, Granoff served as chief executive officer of Vince Holding Corp., where she led the company’s IPO in 2013. She also previously held the chief executive officer role at Kellwood Company and Kenneth Cole Productions, and held executive positions at Estée Lauder, Victoria’s Secret and Liz Claiborne, where she had global responsibility for Kate Spade, Juicy Couture and Lucky Brand. She is currently chairman of Nest New York and a director at Bandier and Jaanuu. She has also served on the boards of Unibail-Rodamco-Westfield, Demandware, Cosmetic Executive Women and the Fashion Institute of Technology. Granoff is a long-standing member of Fortune’s Most Powerful Women and has received numerous awards and recognition for her visionary leadership. She earned an M.B.A. from Columbia University and her bachelor’s degree, summa cum laude, Phi Beta Kappa, from Duke University.

About Macy’s, Inc.

At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.

Media - Karina Frayter

media@macys.com

Investors - Mike McGuire

investors@macys.com